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                                                                    EXHIBIT 11.1

                                  REMEC, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                    Years Ended January 31,
                                             -----------------------------------
                                              1995           1996          1997
                                             -------       -------       -------
                                             (In Thousands Except Per Share Data)
Net income per share:
   Net income ........................       $ 3,287       $ 3,599       $ 4,972
                                             -------       -------       -------
Weighted average shares
   outstanding:
   Common stock ......................        11,249        11,207        16,424
   Effect of common stock
     equivalents .....................            99            99           245
   Adjustments to reflect requirements
   of the Securities and Exchange
   Commission (Effect of SAB 83) .....            66            66            --
Effect of assumed conversion of
preferred ............................         1,617         1,617            --
                                             -------       -------       -------
   shares from date of issuance

Shares used in per share calculation .        13,031        12,989        16,669
                                             -------       -------       -------
Net income per share .................       $   .25       $   .28       $   .30
                                             =======       =======       =======
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